EXHIBIT 10.3

MARKETING ASSISTANCE AGREEMENT

Papa John’s International, Inc. (“PJI”), as Franchisor, and the undersigned, individually and on behalf of the Franchisee, hereby agree to the following:

1.                                       PJI will contribute funds to the Franchisee on the terms and conditions set forth in the attached Marketing Assistance Requirements, which is incorporated herein by reference.

2.                                       This program is a special accommodation implemented at the discretion of PJI in response to a request from Franchisee.  The Franchise Agreements pursuant to which Franchisee operates Papa John’s restaurants (“Franchise Agreements”) shall continue according to their terms and conditions, and this program shall not constitute an amendment to any such agreement.

3.                                       In exchange for these commitments, which Franchisee expressly acknowledges constitute valuable consideration and are not required under the terms of any agreement with PJI, Franchisee releases PJI and its subsidiaries, officers and directors (“Releasees”) from any and all claims it may have against any such Releasee, provided this shall not release PJI from its obligations under current franchise agreements.

4.                                       Any dispute regarding the Marketing Assistance program or this document shall be resolved in the same manner as other disputes as set forth in the Franchise Agreements.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below:

PAPA JOHN’S INTERNATIONAL, INC.		PJ UNITED, INC.

By:	/s/ Charles W. Schnatter	By:	/s/ Doug Stephens
Doug Stephens, President

Title:	Senior Vice President and Chief
Development Officer

Date:	March 1, 2004	Date:	February 27, 2004

Attachment:  2004 PJ United, Inc. Marketing Assistance Requirements — Revised 2/17/04

2004 PJ UNITED, INC. MARKETING ASSISTANCE

REQUIREMENTS

All 16 restaurants owned by the Franchisee in the Portland, Oregon DMA, including Vancouver, WA and Corvallis (“DMA”) must participate and follow all requirements detailed below:

MARKETING

•                  Franchisee’s total marketing investment must be a minimum of 8% of Net Sales effective January 1, 2004 through December 31, 2004.  This includes any required co-op contribution, national marketing fund contribution, and local restaurant marketing (LRM).

•                  Co-op contributions and corporate assistance dollars will be used primarily to purchase electronic broadcast advertising (TV and radio).

•                  PJI must approve the use of any advertising or marketing firm used by the Franchisee.  Any firm used must follow Papa John’s International (PJI) guidelines for media buying, and media buys must be audited by Media Management Inc. to ensure the effective investment of the marketing dollars.

•                  All marketing by the Franchisee must be approved by PJI prior to commitment, whether placed through an advertising or marketing firm or placed directly.

•                  Franchisee must provide to PJI a monthly P&L statement, including details on the types and costs of all marketing activities.

•                  The Regional Marketing Director is the key point person in maintaining this process, with support from the Regional Franchise Director. The Regional Marketing Director will review the co-op marketing and media plans with the Senior Director of National Field Marketing and Media prior to placement.

OPERATIONS

•                  All of Franchisee’s restaurants must successfully pass Papa John’s Mission Critical Evaluations according to Papa John’s policy.  The Franchisee’s restaurants must maintain a 70% or above average, computed by period, on the Mission Critical Evaluation (MCE).  If the Franchisee fails to average a minimum 70% on all evaluations completed in a given period, the Franchisee will be given a probationary period to improve its MCE scores.  If the Franchisee fails to average 70% or above during the “probationary period”, PJI will suspend the marketing contribution, beginning with the next cancelable media flight, until the Franchisee reaches a 70% on the MCE for an entire period (i.e. if the group falls below 70% average for a period, the program will be suspended beginning with the next cancelable media flight, and all periods after that until the Franchisee improves it’s average MCE score to above 70%.)  This clause is for the Franchisee’s average, not individual store averages.

•                  Inclusion in the Assistance Program does not exclude restaurants from any portion of PJI’s PRIMSERVE program.

•                  All of Franchisee’s restaurants must successfully complete PJI’s SCRUB program, or provide the AFD/RFD with confirmation of scheduled contractor work to be completed before the end of Q2’04.  AFD/RFD will determine compliance by completing store reviews.  Any store note in compliance at the end of Q2’04 will force suspension of the entire program until all restaurants are brought into SCRUB compliance.

•                  Any restaurant not meeting Mission Critical Performance must adopt and adhere to an approved M.C. Action Plan.

DOCUMENTATION

•                  Implementation of this program is conditioned upon Franchisee signing and returning the document and the attached Marketing Assistance Agreement

TERMS OF ASSISTANCE

•                  The assistance will be paid quarterly commencing with the first quarter of 2004 (January through March), and ending with the fourth quarter of 2004 (October through December).

•                  The contribution from PJI shall be based on total sales upon which Royalties are actually received in cash by PJI for each quarter from the franchisee’s 16 stores in the DMA (no other restaurants or markets are included).

•                  The quarterly contribution shall be equivalent to the following percentage of total restaurant sales upon which Royalties are actually received in cash by PJI:

Quarterly PSA	Marketing Assistance

Below $12,000	4%

$12,001 — $12,500	2%

$12,501 — $13,000	1%

Over $13,000	0%

•                  PJI may terminate the program beginning with the next cancelable media flight if: (1) any restaurant is closed without express written consent of PJI’s Chief Development Officer, not to be unreasonably withheld; or (2) any claim or lawsuit arises between PJI and Franchisee.